Exhibit 5.1

May 21, 2021

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as legal counsel in the preparation of the Form S-8 Registration Statement to be filed with the Securities and Exchange Commission on or about May 21, 2021 ("Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,000,000 shares (the "Shares") of Common Stock, $0.001 par value, of Crexendo, Inc., a Nevada corporation (the "Company") reserved for issuance under the 2021 Equity Incentive Plan (the “Plan”).

As such legal counsel, I have made such legal and factual inquiries, as I deemed necessary under the circumstances for the purposes of rendering this opinion. I am of the opinion that, when issued pursuant to the agreements that accompany each grant under the Plan, and upon completion of the actions being taken or proposed to be taken to permit the issuance of the Shares, the Shares will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Jeffrey G. Korn
Jeffrey G. Korn
General Counsel, Crexendo, Inc.